Exhibit 99.1

FOR IMMEDIATE RELEASE:	November 2, 2006

NW Natural Reports Results for the Quarter & Nine Months Ended Sept. 30, 2006

Company Increases Dividends Paid for 51st Consecutive Year &

Reconfirms 2006 EPS Guidance

Financial & Operating Highlights

•	Increased the quarterly dividend to 35.5 cents per share, payable Nov. 15, a 3 percent increase

•	Customer growth continues on pace for the 20th consecutive year at 3 percent or more

•	Improved overall customer service rating to 3rd best nationally, including 1st nationally for customer ease and satisfaction with billing and payment

•	Exploring possibility of a new natural gas pipeline in Oregon to improve the reliability of natural gas deliveries into the region

•	Reaffirmed earnings guidance for 2006 of $2.12 to $2.27 per share

PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported a net loss for the third quarter of 2006 of $9.7 million, or 35 cents per diluted share, compared to a loss of $8.7 million, or 31 cents per diluted share, in the same quarter of 2005. NW Natural typically posts losses during the third quarter, reflecting low summertime use of natural gas, with stronger earnings performance expected during the winter months.

For the nine months ended Sept. 30, 2006, net income was $33.3 million, or $1.20 per diluted share, compared to $32.4 million, or $1.17 per diluted share, for the same period in 2005.

According to Mark Dodson, president and chief executive officer, “Our system is in excellent shape and we are ready for the winter heating season. Our underground gas storage and LNG facilities are full. We have also continued a company-wide restructuring of our business,” he added, “to streamline work processes while cutting operating expenses and capital costs, yet still delivering excellent customer service. Our year-to-date financial results are also in line with our expectations and forecasts.”

Third quarter financial and operating highlights

•	Net income and diluted earnings per share

Results of operations produced a loss for the quarter of $9.7 million (35 cents per diluted share), compared to a loss of $8.7 million (31 cents per diluted share) in 2005. The company’s utility operations resulted in a loss of $11.4 million (41 cents per diluted share), compared to a loss of $10.5 million (38 cents per diluted share) in 2005. Interstate gas storage contributed net income of $1.5 million in the quarter (5 cents per diluted share), compared to $1.6 million (6 cents per diluted share) in 2005. Other non-utility activities resulted in a gain of $0.2 million (1 cent per diluted share) in the same periods in both 2005 and 2006.

•	Customer growth remains strong at twice the national average

NW Natural’s customer growth continues at a rate more than double the national average for the 20th consecutive year. Growth is driven by new single- and multi-family construction, as well as conversions from other fuel sources. At Sept. 30, 2006, the company had 623,208 customers, for a growth rate of 3.4 percent over the past 12 months.

•	J.D. Power ranks NW Natural in top tier for service

NW Natural placed third in a national residential customer satisfaction survey conducted by J.D. Power and Associates, up from fifth-best nationally the year before. The company rated second-best in the western region for overall customer service. The company also ranked first in the nation for customer ease and satisfaction with billing and payment. The survey was based on 12,000 telephone interviews with customers of the nation’s top 56 natural gas utilities.

•	Operational results remain on target

NW Natural’s total gas sales and transportation deliveries in the third quarter of 2006, excluding deliveries of gas stored for others, were 186 million therms, up 3 percent from 2005. The increase was due mainly to customer growth and higher average consumption per customer. Margin from utility operations in the period was $38.1 million, down from $38.8 million in 2005.

Volumes sold to residential and commercial customers in the third quarter of 2006 were 54.5 million therms, 4 percent higher than last year, primarily due to strong residential customer growth. Residential and commercial sales contributed $31.9 million to margin, up 3 percent from $31.1 million in 2005. The company’s decoupling mechanism in Oregon reduced margin by $1.5 million in the quarter due to higher average customer usage, compared to a reduction to margin of $0.8 million in 2005.

Gas deliveries to industrial customers in the third quarter were 131.5 million therms, up 2 percent from 128.9 million therms last year, while margin in the sector was lower by $0.4 million in 2006 at $7.7 million, as a few customers moved to lower margin schedules.

NW Natural continues to provide gas storage services to customers in the interstate and intrastate gas market, primarily using storage capacity at our Mist underground storage field that has been developed in advance of core utility customers’ requirements and our transportation capacity. Earnings from gas storage in the third quarter of 2006 were $1.5 million, or 5 cents per diluted share, compared to $1.6 million, or 6 cents per diluted share in 2005. These results include income from the optimization of temporarily unused portions of the company’s gas storage and upstream pipeline transportation capacity.

NW Natural has an annual Purchased Gas Adjustment (PGA) tariff in Oregon and Washington that reflects projected gas costs in customer rates. In Oregon, the company absorbs 33 percent of any excess cost of gas, or retains 33 percent of any gas cost savings, both as compared to the projected gas commodity prices built into rates. The company also retains 33 percent of the margin when it sells surplus gas commodity off-system, and credits 67 percent to customers. In Washington, 100 percent of all gas costs are passed through to customers.

In October 2006, the Oregon Public Utility Commission (OPUC) approved a modification to the company’s PGA tariff, effective Nov. 1, 2006, which provides for a comparison of actual cost recovery included in revenues to actual costs incurred, instead of using estimated expenses versus actual costs incurred. Consistent with the company’s prior PGA sharing mechanism, 67 percent of any cost differences in Oregon will be deferred for refund or recovery in customer rates in subsequent periods. The change in the PGA renewal date was also moved from Oct. 1 to Nov. 1 for both Oregon and Washington and, because of the effect of the new scheduling on the company’s weather normalization and decoupling mechanisms, both customers and the company are more fully protected from abnormal weather in October and November going forward.

Operations and maintenance expenses in the third quarter of 2006 decreased about 1 percent from last year. The decrease resulted from a $0.3 million improvement in uncollectible accounts expense, partially offset by higher payroll-related costs. Bad debt expense as a percent of revenues billed remained well below 1 percent (0.36 percent) for the 12 months ended September 2006.

As reported in August, the company expects implementation of its new operations model to result in employee reductions, mainly through attrition and voluntary severance programs offered to employees. As a result, the company expects to incur severance costs in the fourth quarter of 2006 of approximately $1.5 million to $2.0 million related to workforce reductions of an estimated 50-100 people. These costs are expected to be offset this year by cutting expenses and by selling various non-core assets in the fourth quarter.

Year-to-Date (9 months) financial and operating highlights

•	Net income and diluted earnings per share

For the nine-month period ended Sept. 30, 2006, net income increased 3 percent to $33.3 million, or $1.20 per diluted share, compared to $32.4 million, or $1.17 per diluted share, in the same period in 2005. Utility operations contributed $28.3 million, or $1.02 per diluted share, to earnings in the first nine months of 2006, compared to $28.4 million or $1.03 per diluted share, in 2005. Interstate gas storage operations contributed $4.8 million year-to-date, or 17 cents per diluted share, compared to $3.3 million, or 12 cents per diluted share, in 2005. Other non-utility activities resulted in net income of $0.3 million, or 1 cent per diluted share, compared to net income of $0.7 million, or 2 cents per diluted share, in 2005.

•	Operating results reflect customer growth and higher volumes

NW Natural’s total gas sales and transportation deliveries in the first nine months of 2006, excluding deliveries of gas stored for others, were 824 million therms, up 4 percent from 2005, due to strong customer growth and increased average customer usage.

Gas sales to residential and commercial customers in the first nine months of 2006 were 404.3 million therms, up 6 percent from 2005, despite weather that was 7 percent warmer than average and 2 percent warmer than last year.

Residential and commercial sales contributed $189.3 million to margin, up 7 percent from $177.7 million in 2005, due mainly to customer growth. The impact of warmer weather was partly offset by the company’s weather normalization and decoupling mechanisms. These mechanisms provided a net reduction in margin of $0.7 million for the first nine months of 2006, mainly due to higher customer usage in the period. This compares to a combined margin recovery of $4.5 million from these mechanisms for the same period in 2005.

Gas deliveries to industrial sales and transportation customers in the first nine months of 2006 were 419.3 million therms, up about 3 percent from the same period last year. However, contribution to margin from sales and transportation in these markets was $23.9 million, down 3 percent from last year, primarily driven by a higher percentage of volumes in lower margin contracts and rate schedules.

For the first nine months of the year, Oregon customers saved $7.4 million in lower gas costs due to the company’s commodity cost sharing mechanisms. NW Natural’s share of the commodity savings and off-system margin realized from its gas purchasing program and PGA in 2006 contributed $3.7 million to margin for the first nine months of the year, equivalent to 8 cents per diluted share of earnings. Last year these factors contributed $1.9 million of margin to the company, equivalent to 4 cents per diluted share of earnings.

Cash flows & capital structure

•	Cash provided by operations in the first nine months of 2006 was $122.2 million, compared to $94.7 million in 2005. Cash flows reflect the improved results for the period, as well as a $20 million contribution made to the company’s defined benefit pension plans in 2005. Cash requirements for investing activities totaled $64.4 million, down from $66.5 million in 2005, partly reflecting lower non-utility capital expenditures.

NW Natural’s capitalization at Sept. 30, 2006, reflected 49 percent common equity, 40 percent long-term debt, and 11 percent short-term debt, compared to 49 percent common equity, 44 percent long-term debt, and 7 percent short-term debt at Sept. 30, 2005.

Other developments

Proposed construction of new Oregon pipeline with TransCanada’s Gas Transmission Northwest (GTN) system

In late September, NW Natural and TransCanada’s GTN announced they are evaluating potential customer interest in a proposed pipeline that would connect GTN’s interstate gas line near Madras, Oregon, to NW Natural’s high pressure system near Molalla, Ore., southeast of Portland, and to other NW Natural facilities in northwest Oregon. If sufficient customer interest exists, GTN and NW Natural anticipate they would form a partnership to build and own the pipeline and NW Natural would be a large customer of the proposed line and GTN would become its operator. The pipeline would provide a more diversified delivery of gas supplies from the interstate system, improving customer reliability. The decision on whether to proceed with the development of the pipeline is expected to be made in early 2007. If constructed, commercial operation of the pipeline could commence by 2011.

Outlook for 2006

Despite warmer than average weather for the first nine months, NW Natural reaffirmed its prior estimate that its full-year earnings per diluted share in 2006 is expected to be in its stated range of $2.12 to $2.27. The company’s earnings guidance assumes normal weather for the remainder of the year, continued customer growth, benefits from some cost reduction initiatives, and no significant changes in current regulatory policies. The company continues to target long-term earnings per share growth of 5 percent or more and to maintain a dividend payout ratio of 60 to 70 percent of earnings.

Dividend Declaration

On Oct. 3, 2006, the company declared a quarterly dividend of 35.5 cents per share, up from 34.5 cents per share, payable Nov. 15 to shareholders of record on Oct. 31, 2006. This year marks the 51st consecutive year in which NW Natural has increased dividends paid to shareholders. The annual indicated dividend rate is now $1.42 per share.

Presentation of Results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release in cents per share on a diluted basis. These amounts reflect factors that directly impact the company’s earnings. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Conference Call Arrangements

As previously reported, NW Natural will conduct a conference call starting at 8:00 a.m. Pacific Time on Nov. 2, 2006 to review the company’s financial results of operations. To participate in the conference call, please dial 866-356-4123 from anywhere in the United States, or 617-597-5393 from international points, including Canada. Participants will be asked for their name, company name, phone number and the name of the conference they will be joining (NW Natural). The participant pass code number is 82680195. A replay of the call will be available two hours after completion of the conference call until Nov. 17, 2006. To access the recording, call 888-286-8010, or 617-801-6888 from international points, and enter the conference replay pass code number 62447762.

To hear the conference by webcast, log on to NW Natural’s corporate website at www.nwnatural.com and select the webcast icon on the home page. A replay of the webcast will be available two hours after the conference concludes.

Forward-Looking Statements

This report and other presentations made by NW Natural from time to time may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and other statements that are other than statements of historical facts. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis. However, each such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the factors described in Part I, Item 1A, “Risk Factors,” and “Forward-Looking Statements” following Part II, Item 7A, in the company’s 2005 Annual Report on Form 10-K and in “Forward-Looking Statements” following Part I, Item 2 and Part II, Item 1A, “Risk Factors,” in the company’s most recent Quarterly Report on Form 10-Q that could cause the actual results of the company to differ materially from those projected in such forward-looking statements.

All subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, also are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About NW Natural

NW Natural is headquartered in Portland, Ore., and serves over 623,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. With customer growth on pace for a 20th consecutive year of more than 3 percent annual increase, it is also one of the fastest-growing local distribution companies in the nation. NW Natural has approximately $1.8 billion in total assets, which includes 14 bcf of underground gas storage capacity within its service territory at Mist, Ore. The company has in place rate mechanisms that help to protect revenues from warmer than average weather and declining consumption. NW Natural has increased its dividends paid on common stock for 51 consecutive years.

CONTACT:	Northwest Natural Gas Company, Portland
Steve Sechrist, 503-220-2594 (PRESS CONTACT)
sms@nwnatural.com
or
Bob Hess, 503-220-2388 (INVESTOR CONTACT)
Bob.hess@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	09/30/06	09/30/05	Increase	% Change
Gross Operating Revenues	$114,914	$106,667	$8,247	8%
Net Income	$(9,724)	$(8,671)	$(1,053)	12%
Average Shares of Common Stock Outstanding	27,556	27,560	(4)	—
Basic Earnings Per Share of Common Stock	$(0.35)	$(0.31)	$(0.04)	13%
Diluted Earnings Per Share of Common Stock	$(0.35)	$(0.31)	$(0.04)	13%

	Year To Date
(Thousands, except per share amounts)	09/30/06	09/30/05	Increase	% Change
Gross Operating Revenues	$676,284	$569,111	$107,173	19%
Net Income	$33,303	$32,356	$947	3%
Average Shares of Common Stock Outstanding	27,568	27,564	4	—
Basic Earnings Per Share of Common Stock	$1.21	$1.17	$0.04	3%
Diluted Earnings Per Share of Common Stock	$1.20	$1.17	$0.03	3%

	Twelve Months Ended
(Thousands, except per share amounts)	09/30/06	09/30/05	Increase	% Change
Gross Operating Revenues	$1,017,659	$831,165	$186,494	22%
Net Income	$59,096	$59,317	$(221)	—
Average Shares of Common Stock Outstanding	27,566	27,539	27	—
Basic Earnings Per Share of Common Stock	$2.14	$2.15	$(0.01)	—
Diluted Earnings Per Share of Common Stock	$2.13	$2.15	$(0.02)	(1%)

NORTHWEST NATURAL GAS COMPANY

Consolidated Balance Sheets (unaudited) Thousands	Sept. 30, 2006	Sept. 30, 2005
Assets:
Plant and property:
Utility plant	$1,939,673	$1,857,053
Less accumulated depreciation	566,972	532,667

Utility plant - net	1,372,701	1,324,386

Non-utility property	41,662	39,450
Less accumulated depreciation and amortization	6,684	5,755

Non-utility property—net	34,978	33,695

Total plant and property	1,407,679	1,358,081

Other investments	55,695	57,939

Current assets:
Cash and cash equivalents	5,685	3,408
Accounts receivable	31,791	30,518
Accrued unbilled revenue	19,316	16,787
Allowance for uncollectible accounts	(2,060)	(1,553)
Gas inventory	94,808	90,961
Materials and supplies inventory	9,723	7,855
Income taxes receivable	12,052	21,145
Prepayments and other current assets	44,125	36,106

Total current assets	215,440	205,227

Regulatory assets:
Income tax asset	66,757	65,622
Deferred environmental costs	22,836	17,456
Deferred gas costs receivable	5,183	5,414
Unamortized costs on debt redemptions	6,564	6,987
Unrealized loss on non-trading derivatives	31,317	—
Other	—	4,182

Total regulatory assets	132,657	99,661

Other assets:
Fair value of non-trading derivatives	11,164	346,158
Other	8,781	8,748

Total other assets	19,945	354,906

Total assets	$1,831,416	$2,075,814

Capitalization and liabilities:
Capitalization:
Common stock	$383,897	$87,230
Premium on common stock	—	296,376
Earnings invested in the business	210,457	189,417
Unearned stock compensation	—	(703)
Accumulated other comprehensive income (loss)	(1,911)	(1,818)

Total common stock equity	592,443	570,502
Long-term debt	492,000	521,500

Total capitalization	1,084,443	1,092,002

Current liabilities:
Notes payable	103,300	72,500
Long-term debt due within one year	29,500	8,000
Accounts payable	64,511	81,711
Taxes accrued	12,071	10,867
Interest accrued	11,454	11,493
Other current and accrued liabilities	35,065	33,928

Total current liabilities	255,901	218,499

Regulatory liabilities:
Accrued asset removal costs	182,725	165,917
Unrealized gain on non-trading derivatives—net	—	338,667
Customer advances	2,245	1,733
Other	10,054	—

Total regulatory liabilities	195,024	506,317

Other liabilities:
Deferred income taxes	221,265	213,126
Deferred investment tax credits	4,527	5,415
Fair value of non-trading derivatives	41,469	7,491
Other	28,787	32,964

Total other liabilities	296,048	258,996

Commitments and contingencies (see Note 9)	—	—

Total capitalization and liabilities	$1,831,416	$2,075,814

NORTHWEST NATURAL GAS COMPANY

Consolidated Statements of Cash Flows (unaudited) Thousands (nine months ended Sept. 30)	2006	2005
Operating activities:
Net income	$33,303	$32,356
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	47,988	45,959
Deferred income taxes and investment tax credits	(2,522)	1,801
Undistributed (losses) earnings from equity investments	(314)	(139)
Allowance for funds used during construction	(546)	(351)
Deferred gas costs—net	1,791	4,137
Gain on sale of non-utility investments	—	(12)
Contributions to qualified defined benefit pension plans	—	(20,000)
Non-cash expenses related to qualified defined benefit pension plans	4,122	3,576
Deferred environmental costs	(4,700)	(2,128)
Income from life insurance investments	(2,196)	(1,410)
Other	9,940	(1,876)
Changes in working capital:
Accounts receivable and accrued unbilled revenue—net	113,816	79,324
Inventories of gas, materials and supplies	(18,370)	(32,339)
Income taxes receivable	1,182	(5,175)
Prepayments and other current assets	7,421	2,730
Accounts payable	(70,776)	(20,767)
Accrued interest and taxes	7,882	9,221
Other current and accrued liabilities	(5,870)	(240)

Cash provided by operating activities	122,151	94,667

Investing activities:
Investment in utility plant	(67,390)	(65,226)
Investment in non-utility property	(793)	(5,465)
Proceeds from sale of non-utility investments	—	3,001
Proceeds from life insurance	3,930	296
Other	(164)	944

Cash used in investing activities	(64,417)	(66,450)

Financing activities:
Common stock issued, net of expenses	2,350	6,169
Common stock purchased	(1,608)	(13,827)
Long-term debt issued	—	50,000
Long-term debt retired	(8,000)	(15,528)
Change in short-term debt	(23,400)	(30,000)
Cash dividends paid on common stock	(28,534)	(26,871)

Cash used in financing activities	(59,192)	(30,057)

Increase (decrease) in cash and cash equivalents	(1,458)	(1,840)
Cash and cash equivalents—beginning of period	7,143	5,248

Cash and cash equivalents—end of period	$5,685	$3,408

Supplemental disclosure of cash flow information:
Interest paid	$20,293	$18,414
Income taxes paid	$20,020	$21,939
Supplemental disclosure of non-cash financing activities:
Conversions to common stock:
7-1/4 % Series of Convertible Debentures	$—	$3,999

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

Third Quarter - 2006

	3 Months Ended Sept. 30,		% Change		9 Months Ended Sept. 30,				% Change	12 Months Ended Sept. 30,				% Change
(Thousands, except per share amounts)	2006	2005			2006		2005			2006		2005
Gross Operating Revenues	$114,914	$106,667	8%		$676,284		$569,111		19%	$1,017,659		$831,165		22%
Cost of Sales	70,634	62,231	14%		431,069		335,264		29%	659,665		493,104		34%
Revenue Taxes	2,939	2,496	18%		16,663		13,272		26%	25,024		19,427		29%

Net Operating Revenues	41,341	41,940	(1%	)	228,552		220,575		4%	332,970		318,634		4%

Operating Expenses:
O&M	25,640	25,988	(1%	)	81,796		80,164		2%	114,848		107,995		6%
General Taxes	5,595	5,915	(5%	)	19,234		17,895		7%	24,524		23,296		5%
D&A	16,196	15,452	5%		47,988		45,959		4%	63,674		61,299		4%

Total Operating Expenses	47,431	47,355	—		149,018		144,018		3%	203,046		192,590		5%

Income from Operations	(6,090)	(5,415)	12%		79,534		76,557		4%	129,924		126,044		3%
Other Income and Expense—net	314	550	(43%	)	1,242		1,020		22%	1,427		1,739		(18%	)
Interest Charges—net of amounts capitalized	9,781	9,253	6%		28,820		27,287		6%	38,816		36,556		6%
Income Tax Expense	(5,833)	(5,447)	7%		18,653		17,934		4%	33,439		31,910		5%

Net Income	$(9,724)	$(8,671)	12%		$33,303		$32,356		3%	$59,096		$59,317		—

Common Shares Outstanding:
Average for Period—basic	27,556	27,560			27,568		27,564			27,566		27,539
Average for Period—diluted	27,669	27,630			27,686		27,626			27,685		27,595
End of Period	27,566	27,546			27,566		27,546			27,566		27,546
Earnings per Share:
Basic	$(0.35)	$(0.31)			$1.21		$1.17			$2.14		$2.15
Diluted	$(0.35)	$(0.31)			$1.20		$1.17			$2.13		$2.15
Dividends Paid Per Share	$0.345	$0.325			$1.035		$0.975			$1.38		$1.30
Book Value Per Share—end of period	$21.49	$20.71			$21.49		$20.71			$21.49		$20.71
Market Closing Price—end of period	$39.28	$37.22			$39.28		$37.22			$39.28		$37.22
Balance Sheet Data—end of period:
Total Assets	$1,831,416	$2,075,814			$1,831,416		$2,075,814			$1,831,416		$2,075,814
Common Stock Equity	$592,443	$570,502			$592,443		$570,502			$592,443		$570,502
Long-Term Debt (including amounts due in one year)	$492,000	$521,500			$492,000		$521,500			$492,000		$521,500
Operating Statistics:
Total Customers—end of period	623,208	602,486	3.4%		623,208		602,486		3.4%	623,208		602,486		3.4%
Gas Deliveries (therms)
Res. & Comm. Customers	54,525	52,553			404,259		382,958			626,826		580,063
Industrial Firm	12,930	15,484			51,862		53,068			73,674		69,980
Industrial Interruptible	21,340	35,303			89,784		106,751			132,139		140,374
Transportation	97,263	78,073			277,667		247,546			358,177		339,574

Total	186,058	181,413			823,572		790,323			1,190,816		1,129,991
Gas Revenues
Res. & Comm. Customers	$78,619	$66,696			$533,584		$439,497			$815,876		$659,787
Industrial Firm	13,157	12,790			51,156		43,001			72,662		57,608
Industrial Interruptible	17,691	21,846			73,427		65,835			108,332		86,743
Transportation	3,348	2,683			9,192		8,289			11,658		11,364
Other Revenues	(1,168)	(513)			(1,206)		5,213			(3,557)		6,654

Total	$111,647	$103,502			$666,153		$561,835			$1,004,971		$822,156
Cost of Gas Sold	$70,623	$62,241			$431,014		$335,186			$659,600		$493,002
Revenue Taxes	$2,939	$2,496			$16,663		$13,272			$25,024		$19,427
Net Operating Revenues (Utility Margin)	$38,085	$38,765			$218,476		$213,377			$320,347		$309,727
Degree Days
Average (25-year average)	102	102			2,652		2,652			4,265		4,265
Actual	79	101			2,465		2,522			4,121		4,023
Colder (Warmer) than Average	(23% )	(1% )			(7%	)	(5%	)		(3%	)	(6%	)